Exhibit 99.1

PRESS RELEASE

Contact:
Com21 Corporate Headquarters Com21 US PR Agency
Judy Yoakum, Investor Relations Brian Solis, FutureWorks, Inc.
408.953.9218 408.428.0895, x 101
judy@com21.com brian@future- works.com

Com21 EMEA PR Agency
Portfolio Communications
Richard Wolfe/Lisa Boustead
+ 44.207.240.6959

FOR IMMEDIATE RELEASE:

Com21, Inc. Adopts Stockholder Rights Plan

MILPITAS, CA (July 22, 2002) - Com21, Inc. (Nasdaq: CMTO), a leading global provider of system solutions for the broadband access market, announced today that on July 17, 2002, its Board of Directors adopted a Stockholder Rights Plan (the "Rights "Plan") in which rights ("Rights") will be distributed as a dividend at the rate of one Right for each share of its common stock, par value $0.001 per share (the "Common Stock") held by stockholders of record as of the close of business on August 7, 2002. The Rights Plan is designed to deter certain types of unfair takeover tactics and to prevent an acquiror from gaining control of Com21 without offering a fair price to all of its stockholders. The Rights will expire on August 7, 2012. The Rights Plan was not adopted in response to any effort to acquire control of Com21.

Each Right initially will entitle stockholders to buy one one-thousandth of a share of Series A Junior Participating Preferred Stock shares of Com21, for $5.00. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of Com21's Common Stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of Com21's Common Stock.

If any person becomes the beneficial owner of 15% or more of Com21's Common Stock, then each Right not owned by the 15%-or-more stockholder or related parties will entitle its holder to purchase, at the Right's then current exercise price, shares of Com21's Common Stock (or in certain circumstances, cash, property or other securities) having a value of twice the Right's then current exercise price. In addition, if after any person has become a 15%-or- more stockholder, Com21 is involved in a merger or other business combination transaction with another person in which Com21 does not survive or in which its Common Stock is changed or exchanged, or sells 50% or more of its assets or earning power to another person, each Right not owned by the 15%-or-more stockholder or related parties will entitle its holder to purchase, at the Right's then current exercise price, shares of common stock of such other person having a value of twice the Right's then current exercise price.

At any time after a person acquires 15% or more of Com21's Common Stock and prior to the earlier of the time (1) Com21 is involved in a merger or other business combination transaction with another person in which Com21 does not survive or in which its Common Stock is changed or exchanged, (2) Com21 is the continuing or surviving corporation in a merger and all or part of its Common Stock is exchanged for stock, cash or other property or (3) Com21 sells 50% or more of its assets or earning power to another person, Com21 may exchange each Right (other than Rights owned by the 15%-or-more stockholder which shall have become void) for one share of Common Stock of Com21 (or in certain circumstances shares of preferred stock of Com21).

Com21 will generally be entitled to redeem the Rights at $0.001 per Right at any time until a 15% position has been acquired.

Details of the Rights Plan are outlined in a letter that will be mailed to all stockholders.

About Com21, Inc.

Com21, Inc. ( www.com21.com) is a leading global supplier of system solutions for the broadband access market. The Company's ATM, DOCSIS, and EuroDOCSIS-based products enable cable operators and service providers to deliver high-speed, cost-effective Internet and telephony applications to corporate telecommuters, small businesses, home offices, and residential users. To date, Com21 has shipped over two million cable modems and over 1,900 headend controllers worldwide.

Com21 is an ISO 9001 registered company with over 140 employees worldwide. The Company's corporate headquarters is located in Milpitas, California, USA, with its research and development facility in Cork, Ireland. In addition, Com21 maintains a European sales and support center in Delft, The Netherlands, as well as sales and support offices in the United States, Canada, Asia, and Latin America.

NOTE: Com21® is a registered trademark of Com21, Inc., Milpitas, California, U.S.A. All other trademarks are the property of their respective owners.

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P/N 281-5191-00